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PDI, Inc. Enters into Collaboration Agreement to Commercialize
Molecular Diagnostic Tests

PARSIPPANY, N.J., August 20, 2013 - PDI, Inc. (Nasdaq: PDII) today announced the signing of a collaboration agreement with a privately held molecular diagnostics company (the Company) to commercialize the Company's molecular diagnostic tests. The initial test to be commercialized is fully developed. For competitive reasons, the name of the company and the specific focus area of the initial test to be commercialized are not being disclosed at this time.

Under the terms of the collaboration agreement, PDI has paid the Company an initial fee of $1.5 million and has received an option to purchase the Company. The option price is dependent on the achievement of certain milestones during the collaboration period (the period up to the exercise of the purchase option or termination of the collaboration agreement) and could be up to $6 million if all milestones are achieved at their maximum levels. PDI can terminate the collaboration agreement if all milestones are not achieved within one year and would receive a $1 million termination fee from the Company. If all milestones are achieved within one year and PDI has not exercised its option, the Company can require PDI to exercise the option to purchase the Company or terminate the collaboration agreement and pay PDI a termination fee of approximately $2 million. If PDI purchases the Company, in addition to the option price based on the achievement of milestones, beginning in 2015, PDI would pay a royalty of 7% on annual net revenue up to $50 million with escalating royalty percentages for higher annual net revenue capped at 11% for annual net revenue in excess of $100 million.

During the collaboration period the Company and PDI will partner to pilot various sales and marketing programs and build additional supportive sales and marketing materials while working together to achieve the contract milestones which are focused on launching the test on a broad basis in the most impactful, profitable and cost effective manner.

“As we have previously stated, we have been pursuing commercialization opportunities for products aimed at adding more predictable, higher growth, higher margin businesses that can leverage the substantial full commercialization capabilities of PDI,”said Nancy Lurker, chief executive officer of PDI, Inc. “Should we exercise our purchase option, this opportunity could meet all of our criteria.

“For competitive reasons, at this time, we are not disclosing the name of our collaboration partner or the area of focus of the initial test we plan to launch. What we can say is that we believe the core technology of the test is unique and sound, the value to the health care system is potentially significant, the clinical value to patients is compelling, the accuracy of the test is high and reimbursement from both private and public payors is expected to be very attractive. There is a large market, a well-defined patient population and a concentrated physician base servicing these patients which should allow for a very efficient use of PDI's broad base of commercialization capabilities.

“From a time line standpoint, we currently estimate that the collaboration period will run through the first quarter of 2014 and by then we should be in a position to determine if we would exercise our purchase option. If our purchase option is exercised, we estimate that a full commercial launch could occur sometime in the second quarter of 2014.

“In summary, we are very excited about this opportunity and what it could do for PDI. While there is no guarantee that the important milestones that need to be achieved before we commit to full commercialization will be met, we have structured a collaboration that allows us to move forward in a meaningful way with minimal financial risk,” Ms. Lurker concluded.

PDI confirmed that it is not revising its 2013 full year revenue, gross profit or operating expense forecasts as a result of this announcement.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

About the Company

The name of the name of the Company PDI has entered into a collaboration agreement with is not being disclosed at this time for competitive reasons. The Company, based in the United States, is the holder of two technology licenses upon which they have developed molecular diagnostics tests. They are also a party to a joint venture agreement with a CLIA approved lab. The Company has no revenue at this time.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers, the inability to secure additional business or our inability to develop more predictable, higher margin business through in-licensing or other means. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's subsequently filed Annual Report on Form 10-K for the year ended December 31, 2012 and current reports on Forms 10-Q and Forms 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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